FIRST AMENDMENT TO OFFICE BUILDING LEASE AGREEMENT

                                    RECITALS

      A. HEALTHRENU MEDICAL, INC. ("Tenant") and DENMARK HOUSE INVESTMENT, LTD., a Texas limited partnership, ("Landlord"), entered into that certain Lease Agreement effective as of the 30th day of June 2004 ("Lease"), in regard to the leasing of that certain space containing approximately 1,692 square feet, (the "Premises") at the office building located at 12777 Jones, Houston, TX 77070 (the "Project").

      B. Tenant and Landlord desire to amend certain provisions of the Lease, effective as of the 1st day of January 2006;

NOW THEREFORE, for good, valuable and sufficient consideration received, Landlord and Tenant hereby agree as follows:

                                    AGREEMENT

      1. On the Effective Date, the term of the Lease shall be modified to expire on the 31st day of January 2009.

      2. On the Effective Date, the Leased Premises shall be increased by 786 non-contiguous square feet of Net Rentable Area ("Increased Lease Premises"), as outlined on the attached Exhibit "A-1".

      3. Upon execution of this agreement, Tenant shall deposit with Landlord the sum of One Thousand Eighty and 75/100 Dollars ($1,080.75) as additional deposit ("Security Deposit") associated with the Increased Lease Premises.

      4. On the Effective Date, the Base Rent shall increase to Three Thousand One Hundred Ninety-Five and 75/100 Dollars ($3,195.75) per month through the 31st day of January 2006. Effective the 1st day of February 2006, the Base Rent shall increase to Three Thousand Four Hundred Seven and 25/100 Dollars ($3,407.25) per month through the 31st day of January 2007. Effective the 1st day of February 2007, the Base Rent shall increase to Three Thousand Five Hundred Ten and 50/100 Dollars ($3,510.50) per month through the 31st day of January 2008. Effective the 1st day of February 2008, the Base Rent shall increase to Three Thousand Six Hundred Thirteen and 75/100 Dollars ($3,613.75) per month through the 31st day January 2009.

      5. Landlord and Tenant agree to incorporate herein by this reference, the following Sections which were intentionally stricken from the
            Lease: Section 5.02 Additional Rent, Section 5.05 Payment of Additional Rent (a) and (b), Section 5.06 Gross Up, Section 5.07 Right to Audit or Inspect and Section 12.03 Casualty During the Last Two Years. These Sections pertain to the Premises and the Increased Lease Premises where applicable. These Sections are defined on the attached Exibit "D".

      6. Landlord agrees to furnish and install Building Standard Leasehold Improvements within the Premises and the Increased Lease Premises collectively, at an allowance not to exceed $2.10 per rentable square foot. Leasehold Improvements shall be based upon plans and specifications approved by Landlord and Tenant and preliminary remodel proposals presented by Ray Scaggs Construction Company dated November 1, 2005 and Prime Flooring Building Systems, Inc. dated October 27, 2005. Additionally, the sink and faucet will be replaced and an interior passage set will be replaced with a lockset within the Premises. The locks on the entry door to the Increased Lease Premises will be keyed to match the Premises and a name plaque and directory strip will be provided. Except as set forth above, Landlord shall have no further obligation to make any further Leasehold Improvements or bear any costs associated with Leasehold Improvements.

      7. Tenant, upon paying the rent herein reserved and performing all the terms, covenants and conditions herein contained on its part to be kept and performed, shall be granted a right to renew and extend this agreement (the "Renewal Option") for one (1), three (3) year period following the expiration of this Amendment to Office Lease Agreement. Tenant shall be required to provide Landlord with six (6) months prior written notice and shall not have the right to exercise the Renewal Option at a time when Tenant is in default under the Lease. Tenant's failure to timely exercise the Renewal Option, for any reason whatsoever, shall conclusively be deemed a waiver of such Renewal Option. Tenant and Landlord agree that the annual Base Rent for the Renewal Option Term shall be at the prevailing market rate for similar space at Denmark House at the time Tenant exercises the option. Tenant shall take the Premises and the Increased Lease Premises "as is" for the Renewal Term and Landlord shall have no obligation to make any improvements or alterations to the Premises or the Increased Lease Premises. Except as set forth in this agreement, the leasing of the Premises and the Increased Lease Premises for the Renewal Term shall be upon the same terms, covenants and conditions as set forth herein. Any modifications and/or additions as may be mutually agreed upon by both parties shall be in writing and approved by Tenant and Landlord.

Except as expressly amended herein, the Lease shall control the terms and provisions pertaining to the Lease and no modifications, changes or amendments in regard to the Lease other than expressly provided for herein are intended.

Dated as of the 17th day of November 2005

TENANT:         HEALTHRENU MEDICAL, INC.



                ----------------------------
                Robert W Prokos,  President

LANDLORD:       DENMARK HOUSE INVESTMENT, LTD.
                A Texas limited partnership

            By: Denmark House Management LLC.
                a Texas limited liability company



                ---------------------------
                Mark Winkleman, Manager

                                   EXHIBIT "D"

Section 5.02 Additional Rent. Tenant agrees to pay, as "Additional Rent", "Tenant's Share" as determined by dividing the Net Rentable Area of the Premises by the Net Rentable Area of the Building (and which is stipulated, unless the Premises or the Building are increased or decreased, to be 2.0756%) of any increase in the Operating Costs, as defined in Section 5.03 Determination of Operating Costs, of the Project for the calendar year 2006.

Section 5.03 Payment of Additional Rent (a) Prior to the Commencement Date and
(b) for each calendar year during the Term following that in which the Commencement Date occurs, prior to January 1 of each such year, Landlord shall provide Tenant with a projection of Tenant's Share of the Operating Costs for the ensuing year, and Tenant shall thereafter pay on the first day of each month during such year, as Additional Rent, without demand, set-off or counterclaim, one-twelfth of Tenant's Shares of the projected increase of Operating Costs over the Operating Costs for the Base Year. On or before June 1 of each year during the Term, Landlord shall provide Tenant with a statement of the prior year's actual Operating Costs showing the calculated increase in the Operating Costs over the Base Year and Tenant's Share thereof. If Tenant's Share of the increase of Operating Costs over the Base Year Operating Costs is more than that paid by Tenant during the prior calendar year as Additional Rent, Tenant shall pay Landlord, within thirty (30) days of the statement receipt, the difference. If Tenant paid more as Additional Rent during the prior calendar year than Tenant's Share of the actual Operating Cost for the year in which the Lease expires or is otherwise terminated shall be prorated through the date of such expiration or termination. The obligations of the Landlord or Tenant to pay the adjustment for actual Operating Cost shall survive such expiration or termination.

Section 5.06 Gross Up Operating Costs for any calendar year during which actual occupancy of the Project is less than 95% of the Rentable Area of the Project, shall be appropriately adjusted to reflect 95% occupancy of the existing Rentable Area of the Project during such period. In determining Operating Costs, if any service or utilities are separately charged to tenants of the Project or others, Operating Costs shall be adjusted by Landlord to reflect the amount of expense which would have been incurred for such services or utilities on a full time basis for normal Project operating hours. In the event (i) the Commencement Date shall be a date other than January 1, (ii) the date fixed or the expiration of the term shall be a date other than December 31, (iii) of any early termination of this Lease, or (iv) of any increase or decrease in the size of the Premises, then in each such event, an appropriate adjustment in the application of this Section 5.06 shall, subject to the provisions of this Lease, be made to reflect such event on a basis determined by Landlord to be consistent with the principles underlying the provisions of this Section 5.06.

Section 5.07 Right to Audit or Inspect Tenant, at its expense, shall have the right at all reasonable times to audit or inspect Landlord's books and records relating to this Lease for any year, upon thirty (30) business days' written notice to Landlord. Such inspection or audit shall take place where the books and records of Landlord for the Project are kept. Said records shall be kept at the Building Management office located at 12777 Jones Road, Houston, Texas.

Section 12.03 Casualty During Last Two Lease Years If the Building, the Parking Lot, the Premises, or Leasehold Improvements installed by Landlord as part of Landlord's Work are substantially destroyed by fire or other cause at any time during the last two (2) years of the Term, either the Landlord or Tenant may terminate this Lease upon written notice to the other given within (60) days of the date of such destruction, effective as of the date of the casualty. Tenant shall vacate the Premises on or before the date occurring thirty days from the date the termination notice by either Landlord or Tenant is given to the other.